Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES SELLS ITS AUCTION RATE SECURITIES
Company Sells Auction Rate Securities for $7.65 Million;
Will Record a $2.75 Million Pre-tax Gain in the Fiscal Fourth Quarter
     ST. PAUL, Minn., Oct. 26, 2009 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), a leading biomaterial and surgical products company, today announced that it has sold its portfolio of auction rate securities for $7.65 million in cash. The company’s auction rate securities portfolio had a carrying value of $4.90 million, and the sale resulted in a non-operating pre-tax gain of $2.75 million in the fiscal fourth quarter. In addition, should a regulatory or other settlement occur during the next 24 months in which the company would have otherwise been eligible to tender any of the auction rate securities, the company will be entitled to an additional payment of the amount the company would have received in such settlement that is in excess of the amount of sales proceeds received by the company. The company stated it is pleased to have sold these securities.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., develops, manufactures and markets mechanical and biological products used by several surgical specialties for the repair of soft tissue damaged or destroyed by disease or injury. The company’s products are designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
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